Exhibit 99.01

FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
July 10, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy, Inc. Announces Pricing of Public Offering of Series B Preferred Stock

Salt Lake City, July 10, 2014 — FX Energy, Inc. (NASDAQ: FXEN) (the “Company”) announced today that it has priced an underwritten public offering of 800,000 shares of its 9.25% Series B Cumulative Convertible Preferred Stock (the “Series B Preferred Stock”) at a public offering price of $25.00 per share.  Holders of Series B Preferred Stock may convert their shares, in whole or in part, into shares of the Company’s common stock at a conversion price of $5.00 per share.  The Company may cause conversion of the Series B Preferred Stock if the trading price of its common stock exceeds $6.00 for 20 trading days in any consecutive 30-trading-day period.

Gross proceeds to the Company are expected to be approximately $20 million before deducting the underwriting discount and other estimated offering expenses payable by the Company.  The offering is expected to close on or about July 17, 2014, subject to the satisfaction of customary closing conditions.

In connection with the offering, the Company intends to grant the underwriters a 30-day option to purchase additional shares of Series B Preferred Stock to cover over-allotments, if any.

The Company intends to use the net proceeds from the offering primarily to fund seismic and new drilling costs near its Tuchola prospect, which is located in the Edge license in north central Poland, where the Company holds 100% working interest in 730,000 acres.

The Company has filed an application to list the shares of Series B Preferred Stock on the NASDAQ Global Select Market under the symbol “FXENP.”  If approved by NASDAQ, trading of the Series B Preferred Stock on the NASDAQ is expected to begin within 30 days after the date of initial issuance of the Series B Preferred Stock.  MLV & Co. LLC and Euro Pacific Capital, Inc. are acting as joint book-running managers for the offering.  Ladenburg Thalmann, a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), is acting as lead manager, and I-Bankers Securities, Inc., Maxim Group LLC, and National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB: NHLD), are acting as co-managers for the offering.

The offering is being made pursuant to the Company’s existing effective shelf registration statement, previously filed with the Securities and Exchange Commission (“SEC”).  A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov.  Copies of the final prospectus supplement and the accompanying prospectus relating to these securities may be obtained by contacting:

MLV & Co. LLC

1251 Avenue of the Americas

New York, NY 10020

Attention: Randy Billhardt, email: rbillhardt@mlvco.com

Telephone: (212) 542-5882

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the U.S. and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction, or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability; or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned, or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration, it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential, or likelihood of discovery respecting exploration targets are certainly not guarantees of discovery, the actual presence or recoverability of hydrocarbons, or the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.